2
                                                                  EXECUTION COPY
                                                                           00281
                                  Exhibit 10.20

                        SUPPLY and CONSIGNMENT AGREEMENT

     This Supply and Consignment Agreement ("Agreement") is entered into this 29th of December, 2000, by and between SerVaas, Inc., an Indiana corporation, ("Supplier"), and USRR Acquisition Corp., an Indiana corporation, ("USRR").

                                    Recitals

         Whereas, Supplier is the owner of Six Million Four Hundred Thousand pounds (6,400,000) road worn domestic and foreign scrap inner tubes and factory reject tubes (the "SerVaas Scrap Butyl"), which USRR has determined is suitable for use by USRR in its business of reclaiming butyl rubber and the sale and distribution of same; and

         Whereas, the SerVaas Scrap Butyl is currently located at USRR's facility located at 2000 Rubberway Road, Vicksburg, Mississippi; and

         Whereas, Supplier desires to sell and USRR desires to purchase the SerVaas Scrap Butyl on the following terms and conditions.

         NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Supplier and USRR do hereby agree as follows:

1. Agreement to Purchase SerVaas Scrap Butyl: Supplier Relationship: During the term of this Agreement, USRR shall purchase the SerVaas Scrap Butyl from Supplier in twenty-four (24) equal monthly orders of Two Hundred Sixty Six Thousand Six Hundred Sixty Seven (266,667) pounds each. The price to be paid for each such monthly purchase shall be Forty One Thousand Six Hundred Sixty Seven Dollars ($41,667.00). Such monthly purchases of SerVaas Scrap Butyl shall commence on January 1, 2001 and shall be evidenced by a blanket purchase order for the entire SerVaas scrap butyl inventory of 6,400,000 pounds in substantially the same form set forth on Exhibit A, attached hereto. The amount of the SerVaas Scrap Butyl over which Supplier shall retain exclusive ownership shall be reduced by 266,667 pounds per month as USRR orders the SerVaas Scrap Butyl on a monthly basis.

2. Consignment. Supplier hereby entrusts the SerVaas Scrap Butyl to USRR on consignment to be purchased and used by USRR in its operations pursuant to the terms of this Agreement. USRR hereby acknowledges receipt of the SerVaas Scrap Butyl at its facility located at 2000 Rubberway Road, Vicksburg, MS 39182. USRR shall pay all expenses incident to the storage, handling, insurance, processing and sale of the SerVaas Scrap Butyl.

3. Ownership and Identification of the SerVaas Scrap Butyl. The SerVaas Scrap Butyl is fungible and not otherwise readily distinguishable from scrap butyl owned by USRR and carried on its books as raw material inventory. So long as this Supply Agreement is in effect, USRR shall maintain a separate inventory accounting of the SerVaas Scrap Butyl, and shall take all steps necessary to ensure that the volume and value of the SerVaas Scrap Butyl is not intermingled on USRR's books with raw material inventory owned by it. In addition to the reports made pursuant to paragraph 6, below, each month USRR shall cause its President or other responsible officer to certify to Supplier the amount of SerVaas Scrap Butyl used by USRR in its production in the preceding calendar month and the balance of SerVaas Scrap Butyl remaining pursuant to a Certification of Consigned Goods Status in the form set forth in Exhibit "B". USRR covenants and agrees that it will not use SerVaas Scrap Butyl in its production, and further, will not tender a Certification of Consigned Goods Status in any month, unless and until it has remitted to SerVaas the sum of Forty One Thousand Six Hundred Sixty-Seven Dollars for the previous calendar months usage. SerVaas may reject any calendar months order for SerVaas Scrap Butyl in the event that USRR has not remitted payment in full for the previous calendar months order for SerVaas Scrap Butyl Rubber.

4. Financing Statements. USRR shall sign and deliver to Supplier such UCC financing statements and continuation statements, in a form satisfactory to Supplier, as Supplier may reasonably request. The parties intend that title to the SerVaas Scrap Butyl remain in Supplier, and that the Supply Agreement deals with consigned goods in all respects.

5. Loss or damage to the SerVaas Scrap Butyl. USRR shall be responsible to and shall reimburse Supplier for all loss and expense to Supplier resulting from damage to or loss of the SerVaas Scrap Butyl, and shall keep the same free and clear from any liens or encumbrances except as may be expressly permitted by Supplier. USRR shall obtain such insurance coverage for the SerVaas Scrap Butyl as the parties may agree.

6. Report of Sales. In accordance with the Blanket Purchase Order, and without any action on the part of the Supplier, USRR shall no later than the 15th business day of each month make a report to Supplier on the amount of the consigned SerVaas Scrap Butyl used during the previous calendar month, which report shall be accompanied by USRR's remittance of Forty-One Thousand Six Hundred Sixty Seven ($41,667.00) Dollars. Such report shall also be accompanied by the Certification of Consigned Goods Status referred to in paragraph 3, above. Immediately after receiving such report, payment, and certification, Supplier shall provide an invoice to USRR covering the sales shown on such report, such invoice to bear a date not later than the date of the month on which the report is made.

7. Records. USRR shall keep true and accurate records of all raw materials used in its process, including the SerVaas Scrap Butyl, and shall submit such records to Supplier on a monthly basis. USRR shall allow Supplier and its designated representatives access to such other records relating to the purchase and consumption of raw materials as Supplier may reasonably request, and shall allow Supplier and its designated representatives to make inspections during normal business hours and at reasonable intervals of the SerVaas Scrap Butyl.

8. Personal Property Taxes. Supplier shall pay any Mississippi personal property taxes assessed and owed on SerVaas Scrap Butyl. As an accommodation to Supplier, USRR shall prepare or cause to be prepared the appropriate personal property tax return to be filed with the State of Mississippi and shall forward the same to Supplier for filing.

9. Warranties. USRR is familiar with the SerVaas Scrap Butyl and, prior to entering into this Agreement has determined it is useable in USRR's butyl reclaiming process. Accordingly, USRR specifically waives any rights it may have to reject the SerVaas Scrap Butyl or refuse to use it in its processes based on warranty of merchantability, warranty of fitness for a particular purpose, or any other warranty available under the Uniform Commercial Code or at common law.

10. Term and Termination. This Agreement shall terminate when all SerVaas Scrap Butyl has been purchased by USRR and the balance in the SerVaas Scrap Butyl account is zero.

11. Supplier's Remedies upon Default: The following shall constitute an Event of Default under this Agreement: (i) failure by USRR to remit any monthly payment due under this Agreement; (ii) failure to certify to Supplier the status of the consigned goods required by paragraph 3, above, and failure to provide same within 3 business days of written notice; (iii) USRR admitting in writing its inability to pay its debts as they mature or an administrative or judicial order of dissolution or determination of insolvency being entered against USRR, or USRR applying for, consenting to, or acquiescing in the appointment of a trustee or receiver for USRR, or any property thereof, or USRR making a general assignment for the benefit of creditors; or in the absence of such application, consent, or acquiescence a trustee or receiver being appointed for USRR or for a substantial part of the property of USRR, and not being discharged within sixty
(60) days; or any bankruptcy, reorganization debt arrangement or other proceeding under any bankruptcy or insolvency law is instituted by or against USRR. Upon an Event of Default by USRR, and in addition to any other remedies provided in this Agreement or a bylaw, Supplier may, but is not obligated to, immediately enter upon USRR's premises and take possession of the SerVaas Scrap Butyl and resell it in a commercially reasonable or unreasonable manner and without notice to USRR. USRR shall be liable for any deficiency between the amount received on the sale and the amount remaining unpaid under this Agreement.

12. Intercreditor Agreement. This Agreement is subject to an Intercreditor Agreement between Supplier and Bank One, Indiana, National Association, a copy of which is attached hereto as Exhibit "B".

13. Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns, but it shall not be assigned by USRR without the prior written consent of Supplier.

14. Governing Law: This Agreement shall be governed by the laws of the State of Mississippi without regard to conflicts of laws principles.

15. Miscellaneous. This Agreement constitutes the entire Agreement of the Supplier and USRR with respect to the matters set forth herein. Captions are for the ease of reference only and shall not affect the meaning of the relevant provisions. The meanings of all defined terms used in this Agreement shall be equally applicable to the singular and the plural forms of the terms defined. No amendment or waiver of any provisions of this Agreement, nor consent to any departure by the Supplier or USRR therefrom shall be effective, unless the same shall be in writing, and signed by the Supplier and USRR.

         IN WITNESS WHEREOF, the parties have executed this Supply Agreement on the date first above written.


SerVaas, Inc.                                       USRR Acquisition Corp.


BY:________________________                        By:_____________________
   Beurt R. SerVaas, President

                                   EXHIBIT "A"

                          U.S. RUBBER RECLAIMING, INC.
                                P. 0. Box 820165
                               Vicksburg, MS 39182


BLANKET PURCHASE AGREEMENT NO. 1
Date:                       December 29, 2000

VENDOR:             SerVaas, Inc.
                    1000 Waterway Boulevard
                    Indianapolis, IN 46202


MATERIAL:           Scrap butyl rubber  consisting of domestic and foreign
                    road-worn and factory reject tubes


QUANTITY            6,400,00 POUNDS

RELEASE:            266,667 POUNDS on the First Business day of Each Month

PRICE:              $41,667.00 per month


                  THIS ORDER IS NOT SUBJECT TO SALES AND USE TAX
PER MISSISSIPPI EXEMPTION CERTIFICATE NO. __________________________


                           ----------------------------------------
                                    Authorized Signature

                                   EXHIBIT "B"

                              OFFICER'S CERTIFICATE

The undersigned, being the President of U.S. Rubber Reclaiming, Inc. (USRR), hereby by certifies to SerVaas, Inc., consignee of certain Scrap Butyl Rubber held on consignment by USRR and used by USRR pursuant to that certain Supply and Consignment Agreement dated as of December 29, 2000, that:

         The amount of SerVaas Scrap Butyl used by USRR during the month of ___________________ was 266,667 pounds.

        That the balance of the SerVaas Scrap Butyl remaining on consignment at USRR as of ________________ is _______________ pounds.


Dated:_____________________                   ______________________________
                                                               , President